SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ALLOY, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)
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June 24, 2005
Dear Stockholder,
      It is my pleasure to invite you to Alloy’s 2005 Annual Meeting of Stockholders.
      We will hold the Annual Meeting at 9:00 a.m. on Thursday, August 4, 2005, at the office of our securities counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, NY 10017. In addition to the formal items of business, we will review the major developments of the past year and answer your questions.
      This booklet includes our Notice of Annual Meeting and Proxy Statement (containing important information about the matters to be acted upon at the Annual Meeting), and is accompanied by our Annual Report for the fiscal year ended January 31, 2005 and proxy card. The Proxy Statement describes the business that we will conduct at the Annual Meeting and provides information about Alloy that you should consider when you vote your shares.
      Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person, you may do so.
      We look forward to seeing you at the Annual Meeting.

Sincerely,

Matthew C. Diamond
Chief Executive Officer and Chairman
YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, August 4, 2005
Time:	9:00 a.m.
Place:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, NY 10017
Dear Stockholder:
      At our Annual Meeting, we will ask you to:

•	Elect two members to our Board of Directors to serve for a term ending in 2008 and until their successors are duly elected and qualified;

•	Consider and act upon a proposal to ratify the appointment of BDO Seidman, LLP as our independent auditors for the fiscal year ending January 31, 2006; and

•	Transact any other business that may properly be presented at the Annual Meeting.
      Stockholders of record at the close of business on June 17, 2005 will be entitled to vote at the Annual Meeting. The Proxy Statement, the accompanying form of proxy card and our Annual Report for the fiscal year ended January 31, 2005 will be mailed to all stockholders of record on or about June 24, 2005.

BY ORDER OF THE BOARD OF DIRECTORS

Gina R. DiGioia
Secretary
June 24, 2005

i

PROXY STATEMENT FOR THE ALLOY, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why Did You Send Me This Proxy Statement?
      We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Alloy, Inc. (“Alloy” or the “Company”) is soliciting your proxy to vote at our 2005 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of the Annual Meeting. This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in accordance with the instructions set forth on the proxy card.
      On or about June 24, 2005, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting. Although not part of this Proxy Statement, we also will send our Annual Report for the fiscal year ended January 31, 2005 (the “2004 Annual Report”), which includes our audited financial statements.
Who Can Vote?
      Only stockholders who own Alloy common stock, $.01 par value per share (“Common Stock”), at the close of business on June 17, 2005 are entitled to vote at the Annual Meeting. The Common Stock, our Series A Convertible Preferred Stock, $.01 par value per share (the “Series A Preferred Stock”), our Series B Convertible Preferred Stock, $.01 par value per share (the “Series B Preferred Stock”) and our Series C Junior Participating Preferred Stock, $.01 per share (the “Series C Preferred Stock”) are our only authorized classes of voting stock.
      As of May 27, 2005, we had 43,245,042 shares of Common Stock outstanding. There are no shares of Series A Preferred Stock or Series C Preferred Stock outstanding, and 1,340 shares of Series B Preferred Stock outstanding. Holders of our Series B Preferred Stock are not entitled to vote at the Annual Meeting.
      The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.
How Many Votes Do I Have?
      Each share of Alloy Common Stock that you own entitles you to one vote.
How Do I Vote By Proxy?
      Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.
      If you properly fill in your proxy card and send it to us in time to vote, your “proxies,” James K. Johnson, Jr., our Chief Financial Officer and Chief Operating Officer, and/or Gina R. DiGioia, our Corporate Secretary and General Counsel, will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of the two nominees for director; and

•	“FOR” ratification of the appointment of BDO Seidman, LLP as our independent auditors for the fiscal year ending January 31, 2006.

      If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. As of the date of this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.
      This Proxy Statement and the accompanying proxy card are being mailed on or about June 24, 2005 to all stockholders entitled to notice of, and to vote at, the Annual Meeting.
      We are mailing our 2004 Annual Report with this Proxy Statement, but the 2004 Annual Report does not constitute a part of this Proxy Statement.
May I Revoke My Proxy?
      If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following three ways:

•	You may send in another proxy with a later date;

•	You may notify our Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.
What If I Receive More than One Proxy Card?
      You may receive more than one proxy card or voting instruction form if you hold shares of our Common Stock in more than one account, which may be registered in form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.
How Do I Vote In Person?
      If you attend the Annual Meeting and plan to vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on June 17, 2005, the record date for voting.
What Vote Is Required To Approve Each Proposal?
      Proposal 1: Elect Two Directors.
      The two nominees for director who receive the most votes will be elected.
      Proposal 2: Ratify Selection of Independent Auditors.
      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of independent auditors.
What Is The Effect Of Broker Non-Votes?
      If your broker holds your shares in its name, the broker will be entitled to vote your shares on Proposals 1 and 2 even if it does not receive instructions from you. If your broker does not vote your shares, such “broker non-votes” and abstentions from voting will not be counted for purposes of tabulating the votes cast. As to Proposals 1 and 2, broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of the vote.
Is Voting Confidential?
      We will keep all the proxies, ballots and voting tabulations private. We let only our Inspector of Election (American Stock Transfer & Trust Co.) examine these documents. Management will not see your vote unless such disclosure is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

What Are The Costs Of Soliciting These Proxies?
      We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.
What Constitutes a Quorum for the Meeting?
      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes will be counted for purposes of determining whether a quorum exists.
How Do I Obtain An Annual Report On Form 10-K?
      If you would like a copy of our 2004 Annual Report, which we filed with the Securities and Exchange Commission (the “SEC”) on April 18, 2005, we will send you one without charge. Please write to:
Investor Relations
Alloy, Inc.
151 West 26th Street, 11th Floor
New York, NY 10001
      Our Form 10-K also is available through the Investor Relations section of our website at www.alloyinc.com. You can also find a copy of our 2004 Annual Report on the Internet through the SEC’s electronic data system at www.sec.gov.

INFORMATION ABOUT ALLOY SECURITY OWNERSHIP
      The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 29, 2005 for (a) each of our named executive officers, as defined in the Summary Compensation Table below, (b) each of our directors, (c) all of our current directors, director nominees and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except where indicated in the footnotes below, the address for each director and executive officer listed is: c/o Alloy, Inc., 151 West 26th Street, 11th Floor, New York, New York 10001. We deem shares of Common Stock that may be acquired by an individual or group within 60 days of April 29, 2005, pursuant to the exercise of options or warrants or conversion of convertible securities, to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to us by such stockholders. Percentage of ownership is based on 43,170,297 shares of Common Stock and 1,340 shares of Series B Preferred Stock outstanding on April 29, 2005.

	Shares Beneficially Owned

				Series B
	Common Shares			Preferred Shares

Name of Beneficial Owner	Number		Percent(%)	Number	Percent(%)

Executive Officers and Directors
Matthew C. Diamond	1,362,458	(1)	3.16%	—	—
James K. Johnson, Jr.	1,357,457	(1)	3.14%	—	—
Samuel A. Gradess	1,362,280	(2)	3.16%	—	—
Robert L. Bell	214,097	(3)	*	—	—
Peter M. Graham	207,266	(4)	*	30	2.24%
Edward A. Monnier	24,174	(5)	*	—	—
Robert Bernard	26,000	(6)	*	—	—
Anthony N. Fiore	49,749	(7)	*
Jeffrey Hollender	12,049	(8)	*
Gina R. DiGioia	72,475	(9)	*
Matthew L. Feshbach(15)	7,451,131	(10)(14)	17.26%	—	—
All current directors and executive officers as a group (11 persons)	12,139,136		28.12%	30	2.24%
Five Percent Stockholders
Fletcher Asset Management, Inc.(11)(15)	3,374,991	(12)	7.82%	—	—
Kern Capital Management, LLC(13)(15)	3,061,000		7.09%	—	—

*	Less than 1%.

(1)	Includes 250,000 shares obtainable upon the exercise of options. In addition, 10,000 shares of restricted stock were issued in connection with services rendered during fiscal year ended January 31, 2005, which shares were issued under the Company’s Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan, as amended (the “1997 Plan”) and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to these 10,000 shares of restricted stock lapses with respect to 2,500 shares on February 1, 2006, with respect to an additional 2,500 shares on February 1, 2007, with respect to an additional 2,500 shares on February 1,

2008 and with respect to all 10,000 shares on February 1, 2009. These shares of restricted stock are not included, as they were approved by the Board in May 2005.

(2)	Includes 250,000 shares obtainable upon the exercise of options.

(3)	Includes (i) 203,250 shares obtainable upon the exercise of options and (ii) 500 shares purchased by Mr. Bell’s spouse and currently held in a joint account with his wife.

(4)	Consists of (i) 102,501 shares obtainable upon the exercise of options, (ii) 30 shares of Series B Preferred Stock held by the Peter M. Graham Money Purchase Plan & Trust and convertible into 31,660 shares of Common Stock as of April 29, 2005, (iii) 8,306 shares subject to a currently exercisable warrant held by the Peter M. Graham Money Purchase Plan & Trust. Mr. Graham is a trustee of the Peter M. Graham Money Purchase Plan & Trust and has voting and investment power over its shares. Mr. Graham has no pecuniary interest in the shares held in the Trust and therefore expressly disclaims beneficial ownership of those shares; (iv) 4,000 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 4,000 shares of restricted stock granted under the 1997 Plan lapsed with respect to 1,000 shares on July 24, 2004, and lapses with respect to an additional 1,000 shares on July 24, 2005, with respect to an additional 1,000 shares on July 24, 2006, and with respect to all 4,000 shares on July 24, 2007; (v) 50,000 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 50,000 shares of restricted stock granted under the 1997 Plan lapsed with respect to 16,667 shares on February 1, 2005, and lapses with respect to an additional 16,666 shares on February 1, 2006, and with respect to all 50,000 shares on February 1, 2007; (vi) 10,799 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 10,799 shares of restricted stock granted under the 1997 Plan lapses with respect to 3,599 shares on February 1, 2006, with respect to an additional 3,600 shares on February 1, 2007, and with respect to all 10,799 shares on February 1, 2008.

(5)	Consists of (i) 9,375 shares obtainable upon the exercise of options; (ii) 4,000 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 4,000 shares of restricted stock granted under the 1997 Plan lapsed with respect to 1,000 shares on July 24, 2004, and lapses with respect to an additional 1,000 shares on July 24, 2005, with respect to an additional 1,000 shares on July 24, 2006, and with respect to all 4,000 shares on July 24, 2007; and, (iii) 10,799 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 10,799 shares of restricted stock granted under the 1997 Plan lapses with respect to 3,599 shares on February 1, 2006, with respect to an additional 3,600 shares on February 1, 2007, and with respect to all 10,799 shares on February 1, 2008.

(6)	Consists of (1) 18,500 shares owned by Mr. Bernard’s children; and (ii) 7,500 shares obtainable upon the exercise of options.

(7)	Consists of (i) 1,250 shares obtainable upon the exercise of options; and (ii) 10,799 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 10,799 shares of restricted stock granted under the 1997 Plan lapses with respect to 3,599 shares on February 1, 2006, with respect to an additional 3,600 shares on February 1, 2007, and with respect to all 10,799 shares on February 1, 2008.

(8)	Consists of (i) 1,250 shares obtainable upon the exercise of options; and (ii) 10,799 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company.

The Company’s right of repurchase with respect to the 10,799 shares of restricted stock granted under the 1997 Plan lapses with respect to 3,599 shares on February 1, 2006, with respect to an additional 3,600 shares on February 1, 2007, and with respect to all 10,799 shares on February 1, 2008.

(9)	Includes (i) 57,000 shares obtainable upon the exercise of options; and (ii) 10,000 shares of restricted stock issued under the 1997 Plan and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to these 10,000 shares of restricted stock lapsed with respect to 2,500 shares on April 2, 2005 and lapses with respect to an additional 2,500 shares on April 2, 2006, with respect to an additional 2,500 shares on April 2, 2007 and with respect to all 10,000 shares on April 2, 2008.

(10)	Includes (i) 7,439,082 shares owned by MLF Offshore Portfolio Company, L.P., a limited partnership organized and existing under the laws of the Cayman Islands; (ii) 1,250 shares obtainable by Matthew L. Feshbach upon the exercise of options; and (iii) 10,799 shares granted to Matthew L. Feshbach as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 10,799 shares of restricted stock granted under the 1997 Plan lapses with respect to 3,599 shares on February 1, 2006, with respect to an additional 3,600 shares on February 1, 2007, and with respect to all 10,799 shares on February 1, 2008. Matthew L. Feshbach’s business address is 2401 West Bay Drive, Suite 124, Largo, Florida 33770.

(11)	Fletcher Asset Management, Inc. is located at HSBC Tower, 29th Floor, 452 Fifth Avenue, New York, NY 10018.

(12)	Includes 1,019,291 shares subject to a currently exercisable warrant by Fletcher International, Ltd.

(13)	Kern Capital Management, LLC is located at 114 West 47th Street, Suite 1926, New York, NY 10036.

(14)	MLF Investments, LLC (MLFI), MLF Holdings, LLC (MLF Holdings), MLF Capital Management L.P. (MLF Capital), MLF Offshore Portfolio Company, L.P. (MLF Offshore), MLF Cayman GP, Ltd. (MLF Cayman) and Matthew L. Feshbach are deemed to be 10% owners of the Company. 7,439,082 shares are owned directly by MLF Offshore. Each of MLFI, MLF Capital, MLF Holdings, MLF Cayman and Matthew L. Feshbach may be deemed to have beneficial ownership of such shares and share voting and dispositive power with respect to such shares. Each of MLFI, MLF Capital and MLF Holdings is located at 2401 West Bay Drive, Suite 124, Largo, FL 33770. MLF Offshore and MLF Cayman are located at c/o Trident Trust Company (Cayman) Ltd., One Capital Place, George Town, Grand Cayman, Cayman Islands.

(15)	The information in this table with respect to Fletcher Asset Management, Inc., Kern Capital Management, LLC, and Matthew L. Feshbach is based on filings on Schedule 13D, Schedule 13G and Form 4s filed by each with the SEC.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
The Board Of Directors
      Our Restated Certificate of Incorporation, as amended, and Restated By-Laws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of eight members, classified into three classes as follows: (1) Matthew C. Diamond and James K. Johnson, Jr. constitute a class with a term ending at the 2005 Annual Meeting; (2) Peter M. Graham, Anthony N. Fiore and Matthew L. Feshbach constitute a class with a term ending at the 2006 Annual Meeting; and (3) Samuel A. Gradess, Edward A. Monnier and Jeffrey Hollender constitute a class with a term ending at the 2007 Annual Meeting.
      David Yarnell resigned from our Board of Directors on February 1, 2004. Prior to his resignation, Mr. Yarnell was included in the class of directors with a term expiring at the 2006 Annual Meeting, and was a member of the Audit Committee and Compensation Committee. Mr. Yarnell’s replacement, Anthony N. Fiore, was designated in June 2004 and is a member of the class of directors with a term expiring at the 2006 Annual Meeting.
      In August 2004, the Board of Directors created a new board position by increasing the number of directors on the Board from six to seven and Jeffrey Hollender was appointed to fill such newly created position.
      In September 2004, the Board of Directors created one additional directorship, thereby increasing the number of directors on the Board from seven to eight and Matthew L. Feshbach was designated to fill this newly created directorship.
      Based upon a review by the Board of Directors of all relevant information, the Board of Directors has determined that Messrs. Graham, Monnier, Fiore, Hollender, and Feshbach are not officers or employees of Alloy and none of such persons has a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of them is an “independent director” as that term is defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules, and is “independent” as that term is defined in the applicable rules and regulations promulgated by the SEC.
      On May 2, 2005, based upon the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, the Board approved nominating Matthew C. Diamond and James K. Johnson, Jr. for election at the Annual Meeting for a term of three years to serve until the 2008 Annual Meeting of Stockholders and until their respective successors have been elected and qualified.
      The names of our directors and director nominees and certain information about them, including their positions on standing committees of the Board of Directors, are set forth below:

Name	Age	Position

Matthew C. Diamond(1)	36	Chairman, Chief Executive Officer, Treasurer and Director
James K. Johnson, Jr.(1)	38	Chief Financial Officer, Chief Operating Officer, President and Director
Samuel A. Gradess(1)	39	Executive Vice-President, and Director
Peter M. Graham(2)	50	Lead Non-Executive Director
Edward A. Monnier(3)	41	Director
Anthony N. Fiore(4)	63	Director
Jeffrey Hollender(5)	50	Director
Matthew L. Feshbach(6)	52	Director

(1)	Member of the Administration Committee.

(2)	Chairman of the Audit and the Compensation Committees; member of the Corporate Governance and Nominating Committee.

(3)	Chairman of the Corporate Governance and Nominating Committee; member of the Audit Committee.

(4)	Member of the Audit and Compensation Committees.

(5)	Member of the Corporate Governance and Nominating Committee.

(6)	Member of the Compensation Committee.
      The following is a brief summary of the background of each of our directors and director nominees:
      Matthew C. Diamond founded Alloy together with Mr. Johnson in January 1996, and served as the Director of Marketing and Planning until January 1999. He has served as one of our directors since July 1996, was appointed Chief Executive Officer in January 1999 and was elected Chairman of the Board in April 1999. Mr. Diamond received his MBA from the Harvard Graduate School of Business in 1996 and his B.A. in International Studies and Economics from the University of North Carolina at Chapel Hill in 1991. Mr. Diamond also is a director of Genesco, Inc., a publicly traded company.
      James K. Johnson, Jr. founded Alloy together with Mr. Diamond in January 1996 and has been a director since that time. He was appointed President of Alloy in January 1997 and Chief Operating Officer in January 1999. In August 2004, Mr. Johnson also was designated as our Chief Financial Officer. Mr. Johnson received his B.A. in History from Hamilton College in 1989.
      Samuel A. Gradess joined us in July 1996 and has been a director since that time. He was appointed Secretary and Director of Finance and Administration of Alloy in January 1997 and Chief Financial Officer in January 1999. Since August 2004 when Mr. Gradess resigned as our Chief Financial Officer, Mr. Gradess has served as an Executive Vice-President. Mr. Gradess received his B.A. in Economics from the University of Virginia in 1987.
      Peter M. Graham has served as one of our directors since November 1998. From 1994 through December 2004, he held various positions with Ladenburg Thalmann Group Inc., an investment banking organization, including Principal, President, Vice Chairman and Managing Director of its principal subsidiary, Ladenburg Thalmann & Co. Inc. Mr. Graham joined Ladenburg Thalmann & Co. Inc. in 1976 after having attended the Wharton School of Business at the University of Pennsylvania.
      Edward A. Monnier has served as one of our directors since March 2001. He is an independent consultant specializing in mergers and acquisitions and corporate strategy. Previously, Mr. Monnier was a Vice President of Corporate Development & Strategy with Liberty Broadband Interactive Television, a wholly owned subsidiary of Liberty Media Corporation, and held various positions with Liberty Media Corporation subsidiaries from October 1999 until November 2003. From June 1997 until October 1999, Mr. Monnier served as a strategy and mergers and acquisitions consultant for LEK Consulting. Mr. Monnier received a B.A. in Anthropology and in Philosophy, both from Emory University in 1989 and an MBA from the Wharton School of Business at the University of Pennsylvania in 1996.
      Anthony N. Fiore joined our Board of Directors in June 2004. Mr. Fiore was one of the founders of MarketSource Corporation, a leading marketing services company that developed and implemented award-winning programs in high schools, universities and major retail venues. He was the Executive Vice President in charge of strategic planning, sales and marketing from January 1999 through August 2004. Mr. Fiore retired from MarketSource in August 2004 after 24 years of service. He also was a board member of the Promotion Marketing Association and held executive marketing positions with Warner Lambert and American Express. Mr. Fiore holds a B.S. from Wagner College and an MBA in Finance from Pace University.
      Jeffrey Hollender has served as a Director since August 2004. Since 1998 he has held the position of President and CEO of Seventh Generation, Inc., a privately held consumer products company. From 1979 through 1987, he was President of Warner Audio Publishing, a division of Time Warner. Mr. Hollender attended Hampshire College.
      Matthew L. Feshbach was designated to our Board of Directors in September 2004. He is the founder and Chairman of MLF Investments, an investment company based in Largo, Florida founded in 2001. In 1983 Mr. Feshbach co-founded Feshbach Brothers and was the Managing General Partner from 1983-1996.
Committees Of The Board Of Directors And Meetings
      Meeting Attendance. During the fiscal year ended January 31, 2005, there were ten meetings of our Board of Directors and the various standing committees of the Board met a total of 15 times. The Board of Directors also acted by unanimous written consent, pursuant to Delaware law, on eleven occasions during this period. Each director was in attendance, either in person or via telephone, at 90% or more of the total number of meetings of the Board and of committees of the Board on which he served during the fiscal year ended January 31, 2005. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each annual meeting of our stockholders. All members of our Board of Directors attended our annual stockholders meeting held in 2004, except for Edward A. Monnier.
      Audit Committee. Our Audit Committee met fourteen times during the fiscal year ended January 31, 2005. This committee currently has three members, Peter M. Graham (Chairman), Edward A. Monnier and Anthony N. Fiore. Our Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The Audit Committee operates pursuant to a written charter, which was adopted April 5, 2000 and amended and restated by action of the Board of Directors on May 2, 2005. The amended and restated charter is attached to this Proxy Statement as Appendix A.
      All of the current members of the Audit Committee are non-employee directors who: (1) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 4200 of the NASDAQ Marketplace Rules; (2) have not participated in the preparation of the financial statements of Alloy, Inc. or any of its current subsidiaries at any time during the past three years; and (3) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
      Compensation Committee. Our Compensation Committee did not meet during the fiscal year ended January 31, 2005 and acted by unanimous written consent pursuant to Delaware law on three occasions. This committee currently has three members, Peter M. Graham (Chairman), Anthony N. Fiore and Matthew L. Feshbach. Our Compensation Committee is authorized to make recommendations concerning salaries and incentive compensation for our employees and consultants, establish and approve salaries and incentive compensation for certain of our executive officers and administer our employee benefit and stock option plans. Please see also the report of our Compensation Committee set forth elsewhere in this Proxy Statement. All members of our Compensation Committee are “independent directors” as that term is defined under Rule 4200 of the NASDAQ Marketplace Rules and are “independent” as that term is defined in the applicable rules and regulations promulgated by the SEC, and are neither officers nor employees of Alloy, Inc. or any of its subsidiaries. The Board of Directors adopted a Compensation Committee charter in May 2005.
      Administration Committee. Our Administration Committee acted by unanimous written consent pursuant to Delaware law on two occasions during the fiscal year ended January 31, 2005. This Committee has three members, Matthew C. Diamond, James K. Johnson, Jr. and Samuel A. Gradess, each of whom is an executive officer of the Company. The Board of Directors has delegated authority to the Administration Committee to make option grants, except for grants to executive officers. Any grant made by the Administration Committee pursuant to the power granted to it by the Board of Directors also requires the approval of the Compensation Committee if the grant (i) is for more than 25,000 shares to any single grantee, (ii) would, when combined with all other grants made during the fiscal quarter in which it was made, result in aggregate grants for more than 400,000 shares during such fiscal quarter, net of option cancellations and expirations during such fiscal quarter, or (iii) is to an officer or director of the Company. The Board of

Directors has also delegated authority to the Administration Committee to approve acquisitions involving up to an aggregate of $10,000,000 of acquisition consideration within any three month period.
      Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee was formed on May 21, 2004 and is comprised of Peter M. Graham, Edward A. Monnier and Jeffrey Hollender, all of whom have been found by the Board of Directors to be an “independent director” as that term is defined under Rule 4200 of the NASDAQ Marketplace Rules and “independent” pursuant to the applicable rules and regulations promulgated by the SEC. Mr. Monnier has been designated Chairman of the Corporate Governance and Nominating Committee, which operates pursuant to a written charter adopted on May 21, 2004, and amended and restated by action of the Board of Directors on May 2, 2005, which charter outlines the Board’s policies regarding the consideration of director candidates recommended by shareholders and director candidate qualifications. This charter is publicly available on our website at www.alloyinc.com in the corporate governance section of our investor relations pages.
      The Corporate Governance and Nominating Committee is responsible for, among other things, (i) reviewing the appropriate size, function and needs of the Board of Directors, (ii) developing the Board’s policy regarding tenure and retirement of directors, (iii) establishing criteria for evaluating and selecting new members of the Board, subject to Board approval thereof, (iv) identifying and recommending to the Board for approval individuals qualified to become members of the Board of Directors, consistent with criteria established by the Committee and the Board, (v) overseeing the evaluation of management and the Board, and (vi) monitoring and making recommendations to the Board on matters relating to corporate governance.
      Compensation Committee Interlocks And Insider Participation. Peter M. Graham, Anthony N. Fiore and Matthew L. Feshbach constitute our Compensation Committee with Peter M. Graham serving as the committee chairman. None of them has ever been an employee of Alloy. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has any executive officer serving as a member of our Board of Directors or Compensation Committee.
Audit Committee Financial Expert
      Our Board of Directors has determined that our Audit Committee has at least one member who qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The Board has determined that Peter M. Graham, based upon his experience, training and education, qualifies as an audit committee financial expert by virtue of the fact that he has (a) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) the ability to assess the general application of GAAP in connection with accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements as well as experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal controls and procedures for financial reporting; and (e) an understanding of audit committee functions. The Board further determined that Mr. Graham is independent of management pursuant to applicable SEC rules and NASDAQ listing standards regarding the independence of board and audit committee members.
Codes of Business Conduct and Ethics
      We have adopted a Code of Business Conduct, applicable to all employees, as well a Code of Ethics for Principal Executive Officers and Senior Financial Officers within the meaning of Item 406(b) of Regulation S-K. This Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer and others performing similar functions. The Code of Ethics and the Code of Business Conduct each are publicly available on our website at www.alloyinc.com in the corporate governance section of our investor relations pages. If we make substantive amendments to the Code of Ethics or the provisions of the Code of Business Conduct that are applicable to our principal executive or financial officers, or grant any waiver, including any implicit waiver of any provision of the codes as applicable to our principal executive or financial officers, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in a timely manner.
Communicating with Our Directors
      We have adopted a policy regarding shareholder communications with directors. Pursuant to that policy, shareholders who wish to communicate with the Board of Directors or with specified members of the Board of Directors should do so by sending any communication to Alloy, Inc. Board of Directors, c/o Chief Legal Officer, 151 W. 26th Street, 11th Floor, New York, NY 10001, or by sending an email to shareholderinfo@alloy.com.
      Any such communication should state the name and address of, and the number of shares beneficially owned by the shareholder making the communication. The Chief Legal Officer will forward such communication to the full Board of Directors or to any individual member or members of the Board of Directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Chief Legal Officer has the authority to discard the communication or take appropriate legal action regarding the communication.
Compensation of Directors
      For services rendered during the fiscal year ended January 31, 2005 (“Fiscal 2004”), Alloy paid to each non-employee member (each, an “Outside Director”) of the Company’s Board of Directors a quarterly retainer of $6,000. Additionally, we paid to each Outside Director $1,000 for each meeting of the Board attended, whether in person or telephonically. We also paid to each Outside Director a quarterly amount of $2,000 per standing committee on which such member served and an additional $1,500 per quarter for each standing committee on which such member served as chairman. In addition, we paid the lead independent director of the Board $35,000, which amount was payable quarterly in equal installments. The Company also reimbursed Outside Directors for out-of-pocket expenses incurred by them in connection with their service as an Outside Director.
      In addition to the cash compensation described above, upon the appointment or initial election of an Outside Director, such director is automatically granted an option to purchase 5,000 shares of our Common Stock under one or more of our then existing stock option plans. These options vest equally on each of the first four anniversaries of the grant date, provided that the optionee is still an Outside Director of our Board of Directors at the opening of business on such date. Each option has a term of ten years and the exercise price for each option is equal to the closing price for the Common Stock on the business day immediately preceding the date of grant, as reported on the NASDAQ National Market or other principal exchange on which our Common Stock is listed for trading. Beginning in the fiscal year ending January 31, 2006, we also issue to each Outside Director on an annual basis, without cost to such director, the number of shares of our Common Stock that could be purchased for $50,000 at the closing price of such Common Stock on the trading date immediately preceding the award of such shares. These restricted stock shares are issued pursuant to one or more of our existing stock option plans. These shares are subject to lapsing rights of repurchase on our part under the applicable plan documents, which repurchase right entitles us to repurchase the shares at $0.01 per share and which rights lapse equally on each of the first three anniversaries of the grant date. Such shares are also subject to the terms and conditions of our applicable option plan under which they are awarded and the execution and delivery of the execution and delivery of restricted stock agreements with each recipient. To the extent practical, these shares of restricted stock are to be issued to February 1st of each year, except that the shares issuable in respect of fiscal year ending January 31, 2006 were issued in May 2005.

Executive Officers
      The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements with our Chief Executive Officer and Chairman, our Chief Financial Officer and our Executive Vice President. All other executive officers are at-will employees.

Name	Age	Position

Robert E. Bernard	53	Chief Executive Officer of Retail and Direct Consumer Division
Robert L. Bell	54	Chief Technology Officer
Gina R. DiGioia	34	Corporate Secretary and Chief Legal Officer
      Robert E. Bernard joined us in October 2003 and serves as our Chief Executive Officer of Retail and Direct Consumer Division. From 1996 through 2002, Mr. Bernard served as the President and Chief Executive Officer of The Limited Stores, and from 1994 through 1996 he served as the President and Chief Operating Officer of J. Crew. Mr. Bernard received a Bachelor of Arts in Broadcast Journalism in 1974, and a Master of Arts in Communications and Advertising in 1975, both from Brigham Young University in Provo, Utah.
      Robert L. Bell joined us in July 2000 as Chief Technology Officer. From 1998 to 2000, Mr. Bell served as Vice President of Customer Development at Edifice Information Management Systems. Mr. Bell received his B.S. from Denison University in Granville, Ohio in 1971 and his MS-AP from the Stevens Institute of Technology in 1978.
      Gina R. DiGioia joined us in April 2001 as the Vice-President, General Counsel. In 2004, she was recognized by the Board of Directors as our Chief Legal Officer and was appointed as the Corporate Secretary. From 1997 to 2001, Ms. DiGioia was a senior associate of the law firm Grant, Herrmann, Schwartz & Klinger, LLP. She received her B.A. from American University in International Studies in 1991 and her J.D. from the State University of New York at Buffalo School of Law in 1996.

EXECUTIVE COMPENSATION
Summary Compensation
      The following table sets forth the total compensation paid or accrued during the fiscal years ended January 31, 2005, 2004 and 2003 to our Chief Executive Officer and our five next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended January 31, 2005 (the “named executive officers”).
Summary Compensation Table(1)

	Annual Compensation					Long-Term Compensation

	Fiscal Year					Shares		Restricted
Name and	Ended					Underlying		Stock		All Other
Principal Position	January 31	Salary($)		Bonus($)		Options(#)		Awards		Compensation

Matthew C. Diamond	2005	$400,000		—		—		$45,500	(2)	$31,233	(4)
Chief Executive Officer	2004	$230,000		—		—		$795,000	(3)	$31,233	(4)
	2003	$230,000		$103,500		—		—		$31,233	(4)
James K. Johnson, Jr.	2005	$400,000		—		—		$45,500	(2)	$31,602	(4)
Chief Operating Officer/	2004	$230,000		—		—		$795,000	(3)	$31,602	(4)
Chief Financial Officer	2003	$230,000		$103,500		—		—		$31,602	(4)
Samuel A. Gradess	2005	$150,000	(5)	—		—		—		$37,247	(4)
Executive Vice President	2004	$230,000		—		—		$795,000	(3)	$37,247	(4)
	2003	$230,000		$103,500		—		—		$37,247	(4)
Robert L. Bell	2005	$237,000			(6)		(6)		(6)	$100,000	(4)
Chief Technology Officer	2004	$237,000		—		25,000		—		$100,000	(4)
	2003	$268,000		$50,000		27,500		—		$50,000	(4)
Robert Bernard	2005	$600,000		$327,000	(7)	100,000		—		$60,900	(8)
Chief Executive Officer	2004	$600,000	(9)	—		200,000		—		$34,694	(10)
Retail and Direct	2003	—		—		—		—		—
Consumer Division
Gina R. DiGioia	2005	$175,000			(6)		(6)		(6)	—
Chief Legal Officer	2004	$150,000		$10,000		20,000	(11)	$74,500	(12)	—
	2003	$126,000		$5,000		15,000				—

(1)	The columns for “Other Annual Compensation” and “Long Term Incentive Plan Payouts” have been omitted because there is no compensation required to be reported. Also, the amounts reflected in the salary column represent the amount each named executive officer’s salary was set at for the period indicated.

(2)	10,000 shares of restricted stock were issued in connection with services rendered during fiscal year ended January 31, 2005, which shares were issued under the 1997 Plan and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to these 10,000 shares of restricted stock lapses with respect to 2,500 shares on February 1, 2006, with respect to an additional 2,500 shares on February 1, 2007, with respect to an additional 2,500 shares on February 1, 2008 and with respect to all 10,000 shares on February 1, 2009. The closing price of our Common Stock on the date immediately preceding such issuance was $4.55.

(3)	100,000 shares of restricted stock were issued on May 16, 2003. The closing price of Alloy’s Common Stock on such date was $7.95.

(4)	Consists of the dollar value of insurance premiums paid by us with respect to a split dollar life insurance policy.

(5)	Mr. Gradess’ annual salary was reduced from $400,000 to $150,000 in August 2004, in connection with his resignation as Chief Financial Officer.

(6)	This named executive officer is up for review in June 2005 regarding what, if any, bonus is payable for services rendered during the fiscal year ended January 31, 2005.

(7)	Of this amount, $120,000 represents a management discretion bonus and $207,000 represents a quantitative performance based results bonus for services rendered during the fiscal year ended January 31, 2005.

(8)	Represents $20,000 paid to Mr. Bernard to be applied to a term life insurance policy for the benefit of a beneficiary to be designated by Mr. Bernard and the $440 per diem paid to Mr. Bernard each day he was required to stay overnight in the New York City area during his first year of employment.

(9)	Of this amount, Mr. Bernard earned only $161,538 since he commenced employment with us in October 2003.

(10)	Consists of the $440 per diem paid to Mr. Bernard each day he was required to stay overnight in the New York City area during his first year of employment.

(11)	Options to purchase 5,000 shares were issued during the fiscal year ended January 31, 2005 and options to purchase 15,000 shares were issued during the fiscal year ended January 31, 2004.

(12)	10,000 shares of restricted stock were issued in January 2005 under the 1997 Plan and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to these 10,000 shares of restricted stock lapsed with respect to 2,500 shares on April 2, 2005 and lapses with respect to an additional 2,500 shares on April 2, 2006, with respect to an additional 2,500 shares on April 2, 2007 and with respect to all 10,000 shares on April 2, 2008. The closing price of our Common Stock on the date immediately preceding such issuance was $7.45.
Option Grants
      The following table sets forth grants of stock options granted during the fiscal year ended January 31, 2005 to each of the named executive officers. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date). This is calculated assuming that the fair market value of our Common Stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on certain assumed rates of appreciation and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our Common Stock.
Option Grants In Last Fiscal Year

	Individual Grants					Potential Realizable
Value at Assumed
	Number of		Percent of			Annual Rates of
	Shares		Total Options			Stock Price Appreciation
	Underlying		Granted to	Exercise		for Option Terms($)(2)
	Options		Employees in	Price	Expiration
Name	Granted(1)		Fiscal Year	($/Share)	Date	5%	10%

Matthew C. Diamond	—		—	—	—	—	—
James K. Johnson, Jr.	—		—	—	—	—	—
Samuel A. Gradess	—		—	—	—	—	—
Robert L. Bell	—		—	—	—	—	—
Robert Bernard(3)	—		—	—	—	—	—
Gina R. DiGioia	5,000	(4)	.08%	$3.85	9/30/14	$12,106	$30,680

(1)	The options granted to the named executive officers listed below were granted pursuant to our 1997 Plan and were granted as incentive stock options.

(2)	In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our Common Stock on the date of the grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its terms of the appreciated stock price. These amounts are based on assumed rates of appreciated and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our Common Stock, the optionholder’s continue employment with us through the option exercise period, and the date on which the option is exercised.

(3)	This chart excludes the 100,000 options issued to Robert Bernard pursuant to the iTurf 1999 Plan for services rendered during the fiscal year ended January 31, 2005 since these options were issued during fiscal year ending January 31, 2006.

(4)	1,250 options will become exercisable on each of April 1, 2005, 2006, 2007 and 2008.

Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values
      The following table provides information regarding the exercises of options to purchase our Common Stock by each of the named executive officers during the fiscal year ended January 31, 2005. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of January 31, 2005 and the values of “in-the-money” options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Common Stock.

			Number of Securities
			Underlying		Value of the Unexercised
	Shares		Unexercised Options		In-The-Money Options
	Acquired		at Fiscal Year-End		at Fiscal Year-End(1)
	on	Value
Name	Exercise	Realized(3)	Exercisable	Unexercisable	Exercisable	Unexercisable

Matthew C. Diamond	—	—	220,000	30,000	—	—
James K. Johnson, Jr.	—	—	220,000	30,000	—	—
Samuel A. Gradess	—	—	220,000	30,000	—	—
Robert R. Bell	—	—	192,000	45,000	$16,125	$48,375
Robert Bernard(2)	—	—	50,000	150,000	$144,500	$433,500
Gina R. DiGioia	—	—	42,750	34,250	$12,603	$47,488

(1)	The value of unexercised in-the-money options at fiscal year-end assumes a fair market value for our Common Stock of $7.07 per share, which was the closing sale price of our Common Stock, as reported on the NASDAQ National Market System on January 31, 2005.

(2)	This chart excludes the 100,000 options issued to Robert Bernard for services rendered during fiscal year ended January 31, 2005 since these options were issued during fiscal year ending January 31, 2006.

(3)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option, because in many cases the shares are not sold on exercise but continue to be held by the named executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

Equity Compensation Plan Information
      The following table contains information about our Common Stock that may be issued upon the exercise of options, warrants or rights under all of our equity compensation plans as of January 31, 2005.

				Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon		Weighted Average	Future Issuance Under Equity
	Exercise of		Exercise Price of	Compensation Plans
	Outstanding Options,		Outstanding Options,	(excluding Securities
	Warrants and Rights		Warrants and Rights	reflected in column (A))
Plan Category	(A)		(B)	(C)

Equity Compensation Plans Approved by Stockholders(1)	6,325,831	(3)	9.27	8,833,967
Equity Compensation Plans Not Approved by Stockholders(2)	906,737	(3)	6.15	1,050,263
Total	7,232,568	(3)(4)	8.88	9,884,230

(1)	Consists of our Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan (the “1997 Plan”), the dELiA*s Amended and Restated 1996 Stock Incentive Plan (the “dELiA*s 1996 Plan”), the dELiA*s 1998 Stock Incentive Plan (the “dELiA*s 1998 Plan”), and the iTurf 1999 Amended and Restated Stock Incentive Plan (the “iTurf 1999 Plan”).

(2)	Consists of our Amended and Restated 2002 Incentive and Non-Qualified Stock Option Plan (the “2002 Plan”).

(3)	Includes options to purchase shares of our Common Stock issued under said plan(s) that were cancelled after fiscal year ended January 31, 2005.

(4)	The 1999 Alloy Employee Stock Purchase Plan (the “ESPP”) allows eligible employees, as defined in the ESPP, to purchase Alloy’s Common Stock pursuant to section 423 of the Internal Revenue Code of 1986, as amended. A total of 500,000 shares of our Common Stock have been made available for sale under the ESPP, subject to certain capitalization adjustments specified in the plan document. The ESPP will terminate on April 16, 2009 unless terminated sooner by the Board of Directors. The Employee Stock Plan allows for purchases of Common Stock under a series of six-month offering periods commencing February 1 and August 1 of each year, the frequency of dates and duration of which may be changed by the Board of Directors. Eligible employees can elect to participate through payroll deductions between 1% and 10% of compensation that will be credited to the participant’s account. Currently, the terms of the ESPP provide for the granting of an option on the first day of each six-month offering period (“Offering Date”) to each eligible employee to purchase Alloy’s Common Stock on the last day of each six-month offering period (“Exercise Date”) at a price equal to the lower of 85% of the fair market value of a share of our Common Stock at the Offering Date or 85% of the fair market value of a share of our Common Stock on the Exercise Date. The number of shares reserved for future issuance under the ESPP at January 31, 2005 was 188,412.
Employment Contracts and Change of Control Arrangements
      We entered into employment agreements with Matthew C. Diamond, James K. Johnson, Jr. and Samuel A. Gradess on April 19, 1999. We entered into new employment agreements with Messrs. Diamond and Johnson on February 1, 2004, the term of which agreements are each for three years, provided that they will automatically renew for an additional year unless either party has provided notice of termination of at least 120 days prior to expiration of the then-current term. For the fiscal year ended January 31, 2005, Messrs. Diamond and Johnson each received annual base salaries of $400,000. In connection with Mr. Gradess’ resignation as Chief Financial Officer in August 2004, his salary was reduced to $150,000. The Compensation Committee set the fiscal year ending January 31, 2006 salaries for each of Messrs. Diamond and Johnson at $420,000 and for Mr. Gradess at $150,000.
      The agreement with Mr. Gradess provides that, if we terminate him without “Cause,” as defined in the agreement, he will be entitled to severance pay equal to his annual base salary, payable in equal monthly installments, for a period of 12 months from the date of termination. If his termination is voluntary, for cause or as a result of death or disability, we have no obligation to pay severance to Mr. Gradess beyond his accrued base salary and bonus up to the date of termination. Upon a change in control of Alloy, all of the options granted to Mr. Gradess will accelerate and vest immediately. As of January 31, 2005, Mr. Gradess held options to purchase 250,000 shares of our Common Stock, of which 220,000 were vested.
      The Agreements with Messrs. Diamond and Johnson provide that, if we terminate them without “Cause” (as defined in their agreements) or if they terminate their employment for “Good Reason” (as defined in their agreements), we will be obligated to (i) continue to pay them an amount equal to their base salary (as then in effect) for a period of one year or until the end of the term of the employment agreement, whichever is longer, (ii) a cash bonus equal to the amount of the cash bonus paid to them in the prior year, and (iii) a “gross up” amount to offset any excise tax to which their compensation may be subject. If the termination of Messrs. Diamond or Johnson are for “Cause”, without “Good Reason” or as a result of their death or disability, we have no obligation to pay them severance beyond their accrued base salary and bonus up to the date of their termination. All of the options granted to Messrs. Diamond and Johnson will accelerate and vest immediately, and all repurchase rights of Alloy with respect to shares of restricted stock held by Messrs. Diamond and Johnson will lapse immediately, upon a change of control of Alloy or if Messrs. Diamond and Johnson are terminated without “Cause” or they terminate their employment for “Good Reason”. As of January 31, 2005, each of Messrs. Diamond and Johnson held options to purchase 250,000 shares of our Common Stock, of which 220,000 were vested.
      In July 2000, we entered into an offer letter with Robert L. Bell, our Chief Technology Officer. During the fiscal year ended January 31, 2005, Mr. Bell’s annual base salary was $237,000. Mr. Bell’s annual base salary has not yet been set for the fiscal year ending January 31, 2006. In the offer letter, we agreed to grant Mr. Bell options to purchase 150,000 shares of our Common Stock. We also agreed to pay to Mr. bell an amount equal to one year of his base salary, paid out over one calendar year, upon termination without cause or a change of control. If Messrs. Diamond, Johnson and Gradess depart the management of Alloy, the options granted to Mr. Bell shall accelerate and vest immediately. As of January 31, 2005, Mr. Bell held options to purchase 237,000 shares of our Common Stock, of which 192,000 were vested.
      In April 2001, we entered into an offer letter with Gina R. DiGioia, our Chief Legal Counsel (then VP/ General Counsel). During the fiscal year ended January 31, 2005, Ms. DiGioia’s annual base salary was increased to $175,000 and she received $10,000 in cash bonus, options to purchase 5,000 shares of our Common Stock and 10,000 shares of restricted stock, subject to terms and conditions of a restricted stock agreement, including certain rights of repurchase by the Company. Ms. DiGioia is up for review in June 2005, during which time what, if any, bonus payable for services rendered during fiscal year ended January 31, 2005 and any salary increase will be determined. As of January 31, 2005, Ms. DiGioia held options to purchase 77,000 shares of Common Stock, 42,750 of which had vested.
      In October 2003, we entered into an offer letter with Robert Bernard, our Chief Executive Officer of Retail and Direct Consumer Division. Mr. Bernard’s annual salary for the fiscal year ended January 31, 2005 was $600,000, plus a potential bonus. Mr. Bernard’s annual base salary remained at $600,00 for fiscal year ending January 31, 2005. In the offer letter, we agreed to grant to Mr. Bernard options to purchase an aggregate of 200,000 shares of our Common Stock, 50,000 of which had vested as of January 31, 2005. If Mr. Bernard is terminated for “Cause” (as defined in the offer letter) prior to October 27, 2005, he will be entitled to receive severance pay equal to the amount of salary payable to him under the offer letter through October 27, 2005.
Report of the Compensation Committee on Executive Compensation
      This report is submitted by the Compensation Committee, which is responsible for, among other things, establishing and overseeing the 1997 Plan, the 2002 Plan, the dELiA*s 1996 Plan, the dELiA*s 1998 Plan and the iTurf 1999 Plan (collectively, the “Plans”). The Compensation Committee currently is composed of Peter M. Graham, Anthony N. Fiore and Matthew L. Feshbach, who are not employees of the Company and who are “independent directors” as such term is defined in the rules and regulations of the NASDAQ Stock Market, Inc. This report addresses the Company’s compensation policies for the fiscal year ended January 31, 2005 as they affected Matthew C. Diamond, in his capacity as Chief Executive Officer of the Company, and the other executive officers of the Company.

      General Compensation Policy. The Company’s compensation policy for executive officers is designed to achieve the following objectives: (i) to reward executives consistent with the Company’s annual and long-term performance goals; (ii) to recognize individual initiative, leadership and achievement; and (iii) to provide competitive compensation that will attract and retain qualified executives, all with a view to enhancing the profitability of the Company and increasing stockholder value.
      Executive Officer Compensation Program. The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies which are similarly situated to the Company in terms of industry, size and stage of development and which compete with the Company for prospective employees.
      The compensation program for executive officers currently consists of three elements: (1) base salary, which is set on an annual basis; (2) annual incentive compensation, in the form of cash bonuses, which is based on achievement of predetermined financial and operational objectives of Alloy and individual objectives; and (3) long-term incentive compensation, in the form of stock options and restricted stock awards granted when the executive officer joins the Company and periodically thereafter with the objective of aligning the executive officers’ long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period. The Compensation Committee reviews at least annually the elements of compensation for its executive officers in order to confirm the competitiveness of the overall executive compensation packages as compared with companies which are similarly situated to the Company and which compete with the Company for prospective employees.

•	Base Salary. Base salaries for executive officers are targeted at competitive market levels for their respective positions, levels of responsibility and experience. In addition to external market data, the Compensation Committee also reviews Alloy’s financial performance and individual performance when adjusting base salaries annually.

•	Bonus Compensation. Bonus compensation is based on the Company’s achievement of predetermined financial, operational and strategic performance objectives. Giving greatest weight to the attainment of financial targets, the Compensation Committee also awards bonuses based on various operational and strategic objectives, such as management efficiency, and the ability to motivate others and build a strong management team, develop and maintain the skills necessary to work in a high-growth company, recognize and pursue new business opportunities and initiate and implement programs to enhance the Company’s growth and successes. The Compensation Committee awards bonuses on an annual basis.

•	Long-Term Incentive Compensation. The Company’s Board of Directors administers the Plans. The 1997 Plan and the 2002 Plan provide for the grant of both restricted stock and options, on a tax-deferred basis. The 1997 Plan provides that (i) the exercise price of options granted under the 1997 Plan must equal at least 100% of the fair market value of the Common Stock at the time of grant, and (ii) the exercise price of awards granted under the 1997 Plan may not be lowered without the approval of the Company’s stockholders. The 2002 Plan also provides that the exercise price of awards granted under the 2002 Plan may not be lowered without the approval of the Company’s stockholders. The Board has delegated authority for grants of options and restricted stock under the Plans to the Administration Committee of the Board of Directors, which is composed of Matthew C. Diamond, James K. Johnson and Samuel A. Gradess; provided, however, any grant made by the Administration Committee pursuant to the power granted to it by the Board of Directors also requires the approval of the Compensation Committee if the grant (i) is for more than 25,000 shares to any single grantee; (ii) would, when combined with all other grants made during the fiscal quarter in which it was made, result in aggregate grants for more than 400,000 shares during such fiscal quarter, net of option cancellations and expirations during such fiscal quarter; or (iii) is to a director or to an executive officer of the Company.
      Long-term incentive compensation, in the form of stock options and restricted stock grants, allows the executive officers to share in the appreciation in the value of the Company’s Common Stock. The Board of Directors and the Administration Committee believe that the issuance of stock options and restricted stock aligns executive officers’ interests with those of the stockholders, and provides incentives to those executive officers to maximize stockholder value. In addition, the Board of Directors and the Administration Committee believe that equity ownership by executive officers helps to balance the short term focus of annual incentive compensation with a longer term view and may help to retain key executive officers.
      When establishing grant levels, the Compensation Committee considers general corporate performance, the level of seniority and experience, existing levels of stock ownership, previous grants, vesting schedules of outstanding options and restricted stock, and the current stock price.
      It is the standard policy of the Company to make an initial stock option grant to all executive officers at the time they commence employment with the Company, consistent with the number of options granted to executive officers in similarly situated companies at similar levels of seniority. In addition, the Compensation and Administration Committees may also make performance-based grants of options and/or restricted stock throughout the year. In making such performance-based grants, individual contributions to the Company’s financial, operational and strategic objectives are considered.
      Chief Executive Officer Compensation. In the fiscal year ended January 31, 2005 our Chief Executive Officer, Matthew C. Diamond, received an annual base salary of $400,000 and in connection with services rendered during said fiscal year the Company issued to him 10,000 shares of restricted stock, which shares were issued under the 1997 Plan and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to these 10,000 shares of restricted stock lapses with respect to 2,500 shares on February 1, 2006, with respect to an additional 2,500 shares on February 1, 2007, with respect to an additional 2,500 shares on February 1, 2008 and with respect to all 10,000 shares on February 1, 2009. Mr. Diamond’s salary has been established at $420,000 for the fiscal year ending January 31, 2006. Mr. Diamond may or may not be granted a bonus during the fiscal year ending January 31, 2006. If he is granted such a bonus, it may take the form of cash, options and/or shares of restricted stock. His employment contract currently provides for a target annual cash bonus of not less than 50% and not more than 100% of his then current annual base salary, and a target long-term incentive award equal to 150% of his then current annual base salary, with a maximum long-term incentive award of 200% of his then current annual base salary. Each long-term incentive award is, unless the Compensation Committee and Mr. Diamond agree otherwise, to be made so that two-thirds of the value of such award is in the form of restricted stock and one-third of the value of such award is in the form of stock options.
      In determining whether Mr. Diamond is to receive a bonus, and in determining whether and by how much Mr. Diamond’s base salary is to be increased from year to year, the Compensation Committee takes into account the effectiveness of his leadership of the Company in its work to achieve its operational and financial goals, as well as each of the other performance factors outlined above under “Executive Officer Compensation Program.” As required by the rules of the NASDAQ Stock Market, Inc., the Compensation Committee conducts its discussions with respect to compensation of the Chief Executive Officer without such officer present. In particular, in raising Mr. Diamond’s base salary from $400,000 to $420,000 for the fiscal year ending January 31, 2006, the Compensation Committee considered the Company’s progress during the prior fiscal year toward improved sustained profitability in both its merchandising and sponsorship businesses, among other factors.
      Certain Tax Considerations. The Company does not believe that Section 162(m) of the Internal Revenue Code, as amended, which generally disallows a tax deduction for compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on it for the fiscal year ended January 31, 2005. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Compensation Committee’s present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation will be deductible for Federal income tax purposes.

The Compensation Committee

Peter M. Graham
Anthony N. Fiore
Matthew L. Feshbach

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee, which consists entirely of non-employee directors who meet the independence and experience requirements of the NASDAQ National Market, has furnished the following report on Audit Committee matters:
      The Audit Committee acts pursuant to a written charter which was adopted by the Board of Directors of Alloy on April 5, 2000, and amended and restated by the Board of Directors on May 2, 2005. This written charter is attached as Appendix A to this Proxy Statement. The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its audit process. In addition, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of BDO Seidman, LLP (“BDO”), Alloy’s independent auditors for the fiscal year ended January 31, 2005. The Audit Committee has reviewed and discussed with management and BDO the audited financial statements of the Company for the year ended January 31, 2005, management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and BDO’s evaluation of the Company’s internals controls over financial reporting. In addition, the Committee has discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented. The Audit Committee has also received written disclosures and a letter from BDO regarding its independence from Alloy as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with BDO the independence of that firm. In addition, the Audit Committee (i) discussed with BDO the qualifications of the partners and managers assigned to the Company’s audit, (ii) reviewed with BDO the quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the audit was conducted in compliance with professional standards, and (iii) confirmed with BDO that there was appropriate continuity of personnel working on audits and availability of national office consultation.
      Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alloy’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005.

The Audit Committee

Peter M. Graham
Edward A. Monnier
Anthony N. Fiore

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Our Audit Committee reviews and approves in advance all related party transactions.
Potential Rights Offering
      We entered into a letter of agreement in April 2005 with our largest shareholder, MLF Investments LLC, whereby MLF Investments has agreed to backstop a $20 million rights offering. MLF Investments is controlled by one of our directors, Matthew L. Feshbach. As part of the rights offering, persons receiving stock in the merchandising business in a full or partial spin-off would receive, at no cost, rights to purchase shares of Common Stock of the merchandise business at a specified exercise price.
Other Transactions
      Joseph Diamond, brother of Matthew Diamond, our Chairman and Chief Executive Officer, is employed as Vice President, Database Management of our Alloy Media + Marketing division. Joseph Diamond’s annual base salary for the fiscal year ended January 31, 2005 was $105,000. In addition, he received $88,780 as commission and incentive plan payments for services rendered during said year. During fiscal year ended January 31, 2005, he received options to purchase 5,000 shares of our Common Stock, which options vest over equally over a four year period. As of January 31, 2005, Joseph Diamond held options to purchase an aggregate of 48,848 shares of Common Stock, of which 38,473 shares were exercisable on such date at varying exercise prices.
      David Diamond, another brother of Matthew Diamond, our Chairman and Chief Executive Officer, is employed as Vice President, Human Resources of Alloy Merchandising Group division. David Diamond’s annual base salary and bonuses for the fiscal year ended January 31, 2005 was $255,000. The Company granted to David Diamond options to purchase 20,000 shares of our Common Stock in fiscal year ending January 31, 2006 for services performed during fiscal year ended January 31, 2005. As of January 31, 2005, David Diamond held options to purchase an aggregate of 35,000 shares of our Common Stock, of which 3,750 had vested.
      On March 18, 2005, Seventh Generation, Inc. (“SGI”), of which Jeffrey Hollender, one of our directors, is President and CEO, entered into an agreement with Alloy Marketing and Promotions, LLC (“AMP”), a wholly-owned subsidiary of the Company, pursuant to which AMP provided promotional services to SGI. AMP’s compensation for those services was $970,000. In addition, on March 18, 2005, AMP and SGI entered into a second agreement pursuant to which AMP provided additional promotional services to SGI. Under the second agreement, the amount payable to AMP for its services was $24,253.

PERFORMANCE GRAPH
      The following graph compares the annual cumulative total stockholder return (assuming reinvestment of dividends) from investing $100 on January 31, 2000 and plotted at the end of each of our subsequent fiscal years (January 31, 2001, 2002, 2003, 2004 and 2005), in each of (a) our Common Stock, (b) the Russell 2000 Index and (c) the Nasdaq Market Index. We have not paid any dividends on our Common Stock and no dividends are included in the representation of our performance. The stock price performance on the graph below is not necessarily indicative of future price performance. The graph lines merely connect quarter-end dates and do not reflect fluctuations between those dates.
COMPARE CUMULATIVE TOTAL RETURN
AMONG ALLOY, INC.
NASDAQ MARKET INDEX AND RUSSELL 2000 INDEX
ASSUMES $100 INVESTED ON JANUARY 31, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING JAN. 31, 2005

	Fiscal Year Ending

Company/Index/Market	1/31/2000	1/31/2001	1/31/2002	1/31/2003	1/30/2004	1/31/2005

Alloy Inc.	100.00	49.61	136.51	32.19	33.71	44.89

Russell 2000 Index	100.00	102.30	97.21	74.89	116.86	126.10

NASDAQ Market Index	100.00	71.60	50.44	34.82	54.65	54.43

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

Proposal 1:	Elect Two Members To Our Board Of Directors.
      On May 2, 2005, our Board of Directors, on the recommendation of the Corporate Governance and Nominating Committee, nominated Matthew C. Diamond and James K. Johnson, Jr. for re-election at the Annual Meeting. If they are re-elected, they will serve on our Board of Directors until the 2008 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Unless authority to vote for any of the nominees named below is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Mr. Diamond and Mr. Johnson. If either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.
      The affirmative vote of a plurality of the shares voted at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MATTHEW C. DIAMOND AND JAMES K. JOHNSON, JR. AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Proposal 2:	Ratify The Appointment Of BDO Seidman, LLP As Our Independent Auditors For The Fiscal Year Ending January 31, 2006.
      We are asking you to ratify the Audit Committee’s selection of BDO Seidman, LLP (“BDO”), certified public registered accountants, as our independent auditors for the fiscal year ending January 31, 2006.
INDEPENDENT AUDITORS
Change in Accountants

A.	Dismissal of KPMG, LLP
      On May 28, 2004, the Audit Committee dismissed KPMG as our independent registered public accounting firm. KPMG’s reports on the financial statements for the fiscal years ended January 31, 2004 and January 31, 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During such years, and through May 28, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statements disclosure or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement(s) in connection with its reports.
      During the fiscal years ended January 31, 2004 and January 31, 2003, and through the date of this Proxy Statement, there were no “reportable events” as listed in Item 304(a)(1)(v)(A)-(D) of Regulation S-K adopted by the SEC, except that, in performing its audit of our Consolidated Financial Statements for our fiscal year ended January 31, 2004, KPMG noted two matters involving our internal controls that it considered to be reportable conditions and/or material weaknesses under the standards established by the American Institute of Certified Public Accountants. The first reportable condition identified by KPMG related to the absence of appropriate reviews and approvals of transactions, accounting entries and systems output at our dELiA*s subsidiary. According to KPMG, numerous adjusting entries came about as a result of its audit procedures at dELiA*s that indicated a lack of timely and appropriate management review during the closing process. This reportable condition was not considered to be a material weakness.
      The second identified reportable condition was considered a material weakness and concerned the ability of accounting personnel to properly apply all relevant accounting pronouncements related to goodwill, intangible assets and other long-lived assets. Specifically, KPMG indicated that when we applied the provisions of FASB No. 142 relating to the annual assessment of goodwill and other indefinite-lived intangible assets carrying value, we incorrectly applied the provisions of FASB No. 142 needed to calculate the impairment amounts, and failed to test separately the carrying values of our other indefinite-lived intangible assets. KPMG also indicated that we incorrectly applied the provisions of FASB No. 144 in calculating impairment amounts of other long-lived assets. In addition, they noted that we had not formally documented triggering events for impairment testing under either standard. Consequently, we did not properly identify the adjustments that arose due to the weakness in our internal control process, and KPMG indicated that we need to implement modifications and upgrades to our financial reporting process to ensure that this situation does not occur in the future.

B.	Engagement of BDO Seidman, LLP
      Also effective May 28, 2004, the Audit Committee made the decision to engage BDO as the Company’s independent auditor for the fiscal year ending January 31, 2005. During the fiscal years ended January 31, 2004 and January 31, 2003, and during the subsequent interim period through May 28, 2004, the Company did not consult with BDO regarding (i) application of accounting principles to a specified transaction, either contemplated or proposed, (2) the type of audit opinion that might be rendered on the Company’s financial statements or (3) any other matter that was the subject of a disagreement (as set forth in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as set forth in Item 304(a)(1)(v) of Regulation S-K).
      We expect a representative of BDO to be present at the Annual Meeting to make a statement, if he or she desires, and to answer your questions.
Audit Fees
      The aggregate fees billed for professional accounting services rendered by BDO for the fiscal year ended January 31, 2005 and by KPMG for the fiscal year ended January 31, 2004 are as follows:

	Fiscal Year Ended
	January 31,

	2005	2004

Audit Fees	$803,000	$1,531,000	(1)
Audit Related Fees	23,000	801,000	(2)
Tax Fees	—	487,000
All Other Fees	—	—

Total Fees	$826,000	$2,819,000

(1)	Reflects amount paid to KPMG for such services, which is less than amount billed and previously reported.

(2)	Includes additional services related to, among other things, audit services related to the financial statements of our merchandise business, financial due diligence in connection with our acquisition of dELiA*s Corp. (“dELiA*s”), and the preparation and filing of various filings with the SEC, including, but not limited to, a registration statement on Form S-3 to register for resale our 5.375% Convertible Senior Debentures, a current report on Form 8-K/ A related to our acquisition of dELiA*s and a Form S-8 filed in connection with the registration of our Common Stock under various stock incentive plans assumed in connection with the dELiA*s acquisition.
      In the above table, in accordance with the SEC definitions and rules, “audit fees” are fees billed the Company for professional services for the audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q; for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting. “Tax fees” are fees for Federal and Local tax compliance, tax advice, and tax planning and advisory services.
Policy of Audit Committee on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The independent auditors and management are required to report periodically to the Audit Committee concerning the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
Percentage of Audit Fees Pre-Approved
      During the fiscal year ended January 31, 2005, 100% of all audit and permissible non-audit services were pre-approved by the Audit Committee.
Ratification of Selected Auditors
      We are submitting this proposal to you because we believe that such action follows sound corporate practice. The Audit Committee has appointed BDO as the Company’s independent auditor for the year ending January 31, 2006, subject to stockholder ratification. The Audit Committee has review BDO’s independence from the Company as described in the “Report of the Audit Committee.” If you do not ratify the selection of BDO as independent auditors, the Audit Committee will consider selecting other auditors. However, even if you ratify the selection, the Audit Committee may still appoint new independent auditors at any time during the next fiscal year if it believes that such a change will be in the best interests of Alloy, Inc. and our stockholders.
      The affirmative vote of a majority of the shares voted at the Annual Meeting is required to ratify the appointment of the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITOR AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.
OTHER MATTERS
      The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act, requires our directors and officers, and persons who own more than 10% of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities. Our officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 31, 2005, all

Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with two exceptions. As a result of an inadvertent oversight, a Statement of Changes in Beneficial Ownership on Form 4 for one transaction in January 12, 2004 was not timely filed by Gina R. DiGioia, our Chief Legal Officer. This transaction was, however, reported on a Statement of Changes in Beneficial Ownership on Form 4, filed with the SEC on January 26, 2005. Anthony N. Fiore, a member of Alloy’s Board of Directors, filed an amendment to a Statement of Changes in Beneficial Ownership on Form 4 on December 29, 2004 to correct the disposition information reported for shares of our Common Stock attributable to him but over which he exercised no control.
Information About Stockholder Proposals
      To be considered for inclusion in our Proxy Statement relating to the 2006 Annual Meeting of Stockholders, stockholder proposals must be received no later than February 24, 2006. To be considered for presentation at such meeting, although not included in our Proxy Statement, proposals must comply with our By-laws and must be received no earlier than April 11, 2006 and no later than May 10, 2006. All stockholder proposals should be marked for the attention of Secretary, Alloy, Inc., 151 West 26th Street, 11th Floor, New York, New York, 10001.
      WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors

Gina R. Digioia
Secretary
New York, New York
June 24, 2005

APPENDIX A
Alloy, Inc. (the “Company”)
Amended and Restated
Charter of the Audit Committee
of the Board of Directors
This Amended and Restated Audit Committee Charter (the “Charter”) is adopted as of May 2, 2005 and amends, replaces and supercedes any previous charter, in its entirety. This Charter governs the operations of the Audit Committee (the “Committee”) of the Board of Directors of the Company.

I.	Statement of Purpose
The Committee is a standing committee of the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the quality and integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out herein. The Committee shall also prepare the report of the Committee required to be included in the Company’s annual proxy statement.
In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the independent auditor) from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management of the independent auditor as to any non-audit services provided by the independent auditor to the Company.

II.	Organization

1.	Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

2.	Members. The members of the Committee shall be appointed by the Board of Directors and shall number at least three Directors, who meet the experience and expertise requirements of the NASDAQ (or other principal exchange or trading system on which the Company’s Common Stock is listed for trading) and applicable law. The Board of Directors shall also designate a Committee Chairperson. All members of the Committee shall be “independent,” as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in that each Committee member may not, other than in his or her capacity as a director or member of any committee of the Board of Directors, (i) accept any consulting, advisory, or other compensatory fee from the Company; or (ii) be an affiliated person of the Company or any subsidiary thereof. In addition, all members of the Committee shall qualify as “independent directors” for purposes of the listing standards of The NASDAQ Stock Market, Inc., as such standards may be changed from time to time; provided, that any non-independent director serving on the Committee pursuant to the “exceptional and limited circumstances” exception available under NASDAQ rules may not serve on the Committee for more than two (2) years; and provided, further, that such non-independent director may not be permitted to serve as chair of the Committee.
      All members of the Committee shall be financially literate by being familiar with basic finance and accounting practices and able to read and understand fundamental financial statements at the time of their appointment to the Committee. Furthermore, at least one member of the Committee shall be designated as the “financial expert” with financial sophistication as defined by having experience in finance or accounting, professional certification in accounting, or any other comparable experience or background, such as being or having been a CEO or CFO or other senior officer with financial oversight responsibilities. The Company shall disclose, in its annual report, whether or not, and if not, the reasons therefor, the Committee includes at least one “audit committee financial expert,” as defined by Item 401(h)(2) of Regulation S-K promulgated under the Exchange Act.

3.	Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required. In planning the annual schedule of meetings, the Committee shall ensure that sufficient opportunities exist for its members to meet separately with the independent auditors, and/or management, and to meet in private with only the Committee members present, as the Committee deems necessary or appropriate.

4.	Agenda, Minutes and Reports. To the extent practical, the Committee Chairperson or its designee shall endeavor to send an agenda, together with materials relating to the subject matter of each meeting, to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed to the full Board of Directors. The Committee shall make reports to the Board of Directors as necessary or appropriate.

III.	Responsibilities
The following shall be the principal responsibilities of the Audit Committee:

1.	Engagement of Independent Auditors. The Committee shall directly appoint, retain, compensate, evaluate and terminate the Company’s independent auditors. Any selection of the independent auditors by the Committee may be subject to shareholders’ approval, as determined by the Board of Directors. The Committee shall have the sole authority to approve all engagement fees to be paid to the independent auditors. The independent auditor shall report directly to the Committee. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or for performing other audit, review or attestation services for the Company and to any advisors employed by the Company as well as the ordinary administrative expenses of the Committee and its advisors that are necessary or appropriate in carrying out its duties.

2.	Determination as to Independence and Performance of Independent Auditors. The Committee annually shall obtain a report by the independent auditors of all relationships between such independent auditors and the Company in order to assess the independence of the Company’s independent auditors. The Committee shall also review the performance of the Company’s independent auditors annually and shall obtain from the independent auditor’s a formal written report delineating the auditing firm’s internal quality-control procedures; and any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews.

3.	Audits by Independent Auditors. The Committee shall discuss with the independent auditors the overall scope, plans and budget for its audit, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Committee shall discuss with financial management and the independent auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps financial management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits. The Disclosure Committee of the Company shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company. The Committee shall discuss and review with the General Counsel audit procedures and make and consider recommendations as necessary.

4.	Pre-Approval of Audit and Non-Audit Services. The Committee shall establish and maintain guidelines for the retention of the independent auditors for any non-audit service and the fee for such service and shall determine procedures for the approval of audit and non-audit services in advance. The Committee shall, in accordance with such procedures, approve in advance any audit or non-audit service provided to the Company by the independent auditors, all as required by applicable law or listing standards.

5.	Review of Annual SEC Filings. The Committee shall review with management and the independent auditors the Company’s Annual Report on Form 10-K, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls over financial reporting. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. Based on such reviews and discussions, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K.

6.	Review of Quarterly SEC Filings and Other Communications. The Committee shall review and discuss with management and the independent auditors the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and shall discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The Committee shall also review and discuss the Company’s earnings press releases as well as the types of financial information periodically provided to analysts and rating agencies. The Committee shall also review the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

7.	Review of Certain Matters with Independent Auditors. The Committee shall review periodically with financial management and independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

8.	Consultation with Independent Auditors. The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise, any management letters provided to the Committee and the Company’s responses. Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the independent auditors and adjustments that were proposed but “passed”, regardless of materiality. The Committee shall also ensure and oversee timely reports from the independent auditor to the Committee of (i) all critical accounting policies and practices; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and the management of the Company.

9.	Preparation of Report for Proxy Statement. The Committee shall prepare the report required to be included in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

10.	“Whistleblowing” Procedures. The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Committee shall also receive outside legal counsel’s reports of evidence of material violations of securities laws or breaches of fiduciary duty.

11.	Review of Legal and Regulatory Compliance. The Committee shall periodically review with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct and/or its Code of Ethics. The Committee shall also meet periodically, and may request to meet separately, with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

12.	Approval of Certain Transactions with Executive Officers, Directors and Related Parties. The Committee shall review and approve all proposed transactions between the Company and Directors and executive officers of the Company and with firms that employ the Directors, as well as any other material related party transactions.

13.	Compliance with Standards of Business Conduct. The Committee shall review quarterly a summary of employees’ non-compliance with the Company’s Code of Business Conduct and the non-compliance by the Company’s senior executives with the Company’s Code of Ethics for Principal Executive Officers and Senior Financial Officers. The Committee shall be responsible for determining whether and on what terms to grant to any executive officer a waiver from the Company’s Code of Ethics for Principal Executive Officer and Senior Financial Officers.

14.	The Committee in performing their responsibilities are responsible for considering their own knowledge of the Company’s underlying performance, the types of fraud prevalent in the sector and the risk of financial fraud by management, and ensuring that controls or mitigating actions have been taken to prevent and detect fraud. The Committee shall also consider management’s risk assessment processes with respect to fraud risk.

15.	Access to Records, Consultants and Others. The Committee shall have the full resources and authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) to retain outside legal, accounting or other consultants to advise the Committee, which advisors shall report directly to the Committee Chairman; and (iii) to request any officer or employee of the Company, the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

16.	Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee. The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time. The Committee may also call upon members of Company senior management and other Company employees as may be necessary from time to time to assist the Committee in performing its functions and complying with its responsibilities.
Approved by the Audit Committee
Date: April 7, 2005
Approved by the Board of Directors
Date: May 2, 2005

ALLOY, INC.

151 WEST 26TH STREET – 11TH FLOOR
NEW YORK, NY 10001

PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS

AUGUST 4, 2005

Alloy, Inc.’s Board of Directors Solicits This Proxy

     The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated June 24, 2005, in connection with the Annual Meeting to be held at 9:00 a.m. on Thursday, August 4, 2005 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center, 666 Third Avenue, New York, NY 10017, and hereby appoints James K. Johnson, Jr., and/or Gina R. DiGioia each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Alloy, Inc. (the “Company”) registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization hereby given, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

     This Proxy when executed will be voted in the manner directed herein.

     If no direction is made, this Proxy will be voted FOR all Proposals.

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

     1. Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate)

     NOMINEES: Matthew C. Diamond and James K. Johnson, Jr.

     2. SEE REVERSE SIDE FOR PROPOSALS. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

(SEE REVERSE SIDE)

☒ Please mark votes as in this example.

     The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	ELECTION OF DIRECTORS (See reverse).

☐	Matthew C. Diamond	☐	FOR	☐	WITHHELD

☐	James K. Johnson, Jr.	☐	FOR	☐	WITHHELD

☐	For all nominees except as noted above.

2.	Proposal to ratify and confirm the selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ending January 31, 2006.

☐	FOR	☐	AGAINST	☐	ABSTAIN

     Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date:

Signature

Date:

Signature